Exhibit 99.1

 Gran Tierra Energy Announces Fourth Quarter and 2010 Year-End Results

Company Reports Record Levels of Proved Reserves, Production Volumes, and Revenues –
Cash and Cash Equivalents Balance Grows to $355 Million

CALGARY, Alberta, February 24, 2011, Gran Tierra Energy Inc. (“Gran Tierra Energy”) (NYSE Amex: GTE, TSX: GTE), a company focused on oil exploration and production in South America, today announced financial and operating results for the quarter and year ended December 31, 2010.  All dollar amounts are in United States dollars unless otherwise indicated.

Highlights for the year include:

•
Record average annual production of 14,325 barrels of oil per day (“BOPD”) net after royalty (“NAR”), a 13% increase in average daily oil production from 2009,  and record fourth quarter average production of 15,792 BOPD NAR;

•	Record proved reserves of 23.6 million barrels of oil (“MMBO”) NAR, after producing 5.2 MMBO NAR during 2010;
•	Record proved plus probable (2P) reserves of 31.0 MMBO NAR, and record proved plus probable plus possible (3P) reserves of 47.3 MMBO NAR;
•	Record revenue and other income for the year of $374.5 million, an increase of 42% from $263.7 million for 2009;
•	Record funds flow from operations of $203.4 million compared to $159.5 million for 2009;
•	Net income of $37.2 million or $0.15 per share basic and $0.14 diluted, compared to net income of $13.9 million or $0.06 per share basic and $0.05 diluted in 2009;
•	Cash and cash equivalents of $355.4 million at December 31, 2010 compared to $270.8 million at December 31, 2009. Gran Tierra Energy remains debt free;
•	Acquired 70% working interest and operatorship in four blocks in the Recôncavo Basin of Brazil, pending regulatory approval;
•	Successfully drilled and tested the Moqueta-1, -2 and -3 exploration and delineation wells in the Moqueta oil discovery in Colombia;
•	Successfully bid on 3 exploration blocks encompassing 1.5 million gross acres in Colombia’s Open Round 2010; and
•
Acquired a 20% interest in 6.7 million gross acres in three contiguous blocks adjacent to Gran Tierra Energy’s existing blocks 122 and 128 in Peru and acquired a 60% working interest and operatorship in Block 95 in the Marañon Basin, all pending regulatory approval.

“In 2010, Gran Tierra Energy successfully executed on its strategic initiative to enter Brazil and continued to grow its land position in Colombia and Peru.  In parallel, successful execution of our exploration and development programs resulted in record levels of production, reserves and cash flow, in spite of delays to programs driven primarily by certain extended permitting processes,” said Dana Coffield, President and CEO of Gran Tierra Energy. “The successful execution of our strategy to date has positioned Gran Tierra Energy with a very strong debt-free balance sheet, a vast land position in four countries, and a significant exploration drilling campaign budgeted in 2011.  The recently announced arrangement agreement to acquire all the issued and outstanding shares and warrants of Petrolifera Petroleum Limited has the potential to significantly expand an already diverse portfolio of drilling opportunities and new venture initiatives to further complement our business growth in the coming years,”  concluded Coffield.

Production Review
	Three Months Ended December 31, 2010			Three Months Ended December 31, 2009
(Barrels of Oil)	Colombia	Argentina	Total	Colombia	Argentina	Total
Gross Production	1,861,875	86,153	1,948,028	1,801,357	94,690	1,896,047
Royalties	(502,172)	(9,922)	(512,094)	(604,889)	(11,007)	(615,896)
Inventory Adjustment	17,430	(514)	16,916	76,404	(2,886)	73,518
Production Net After Royalties (NAR)	1,377,133	75,717	1,452,850	1,272,872	80,797	1,353,669
Barrels of Oil Per Day (BOPD) (NAR)	14,969	823	15,792	13,836	878	14,714

	Year Ended December 31, 2010			Year Ended December 31, 2009
(Barrels of Oil)	Colombia	Argentina	Total	Colombia	Argentina	Total
Gross Production	6,727,831	324,674	7,052,505	5,356,934	397,532	5,754,466
Royalties	(1,788,662)	(37,727)	(1,826,389)	(1,013,578)	(47,112)	(1,060,690)
Inventory Adjustment	5,341	(2,903)	2,438	(59,126)	(13,104)	(72,230)
Production Net After Royalties (NAR)	4,944,510	284,044	5,228,554	4,284,230	337,316	4,621,546
Barrels of Oil Per Day (BOPD) (NAR)	13,547	778	14,325	11,738	924	12,662

Financial Review
	Three Months Ended December 31,			Year Ended December 31,
	2010	2009	% Change	2010	2009	% Change

Revenue and Interest	$112,667	$96,286	17	$374,460	$263,716	42
Net income	$13,118	$30,825	(57)	$37,172	$13,941	167

Net Income Per Share - Basic	$0.05	$0.13	(62)	$0.15	$0.06	150
Net Income Per Share - Diluted	$0.04	$0.12	(67)	$0.14	0.05	180

Funds Flow From Operations - Non-GAAP Measure(1)	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
(Dollars in thousands)
Net income	$13,118	$30,825	$37,172	$13,941
Adjustments to reconcile net income to funds flow from operations
Depletion, depreciation, accretion and impairment	56,335	40,397	163,573	135,863
Deferred taxes	7,936	(9,705)	(20,090)	(15,355)
Stock-based compensation	2,601	1,826	8,025	5,309
Unrealized (gain) loss on financial instruments	-	(17)	(44)	277
Unrealized foreign exchange (gain) loss	(12,350)	(13,486)	14,786	19,496
Funds flows from operations	$67,640	$49,840	$203,422	$159,531

Note:
(1)
Gran Tierra Energy has disclosed a non-GAAP measure “funds flow from operations” in this press release which does not have any standardized meaning prescribed under GAAP. Management uses this financial measure to analyze operating performance and the income (loss) generated by Gran Tierra Energy’s principal business activities prior to the consideration of how non-cash items affect that income, and believes that this financial measure is also useful supplemental information for investors to analyze operating performance and Gran Tierra Energy’s financial results. Investors should be cautioned that this measure should not be construed as an alternative to net income (loss) or other measures of financial performance as determined in accordance with GAAP. Gran Tierra Energy’s method of calculating this measure may differ from other companies and, accordingly, it may not be comparable to similar measures used by other companies. Funds flow from operations, as presented, is based on net income (loss) adjusted for depletion, depreciation, accretion and impairment, deferred taxes, stock based compensation, unrealized loss (gain) on financial instruments and unrealized foreign exchange losses.

Fourth Quarter and Fiscal 2010 Financial Highlights:

Revenue and interest increased by 17% to $112.7 million for the three months ended December 31, 2010 compared to $96.3 million for the same period in 2009. For the year ended December 31, 2010 revenue and interest increased by 42% to $374.5 million compared to $263.7 million for the same period of the previous year.   Increased revenue for the fourth quarter and year ended 2010 reflect a 7% and 13% increase in oil production, respectively, primarily due to increased production from the continued development of the Costayaco field in the Chaza Block in Colombia. The average price received per barrel of oil in the fourth quarter of 2010 increased by 9% to $77.25 per barrel from $70.94 per barrel in the fourth quarter of 2009, and increased by 25% to $71.19 per barrel for the year ended December 31, 2010 from $56.79 per barrel for the same period in 2009.

Operating expenses increased by 30% to $20.4 million for the quarter ended December 31, 2010 compared to $15.7 million for the same quarter in 2009.  On a per barrel basis, operating expenses for the fourth quarter of 2010 increased by 20% to $13.93 per barrel compared to $11.61 per barrel for the same period in 2009.  For the year ended December 31, 2010, operating expenses increased by 46% to $59.4 million compared to $40.8 million for the same period in 2009.  On a per barrel basis, operating expenses for the year ended December 31, 2010 increased by 28% to $11.27 per barrel compared to $8.81 per barrel for the same period in 2009.  The 2010 increase in operating expenses is due to increased production in Colombia, an expanded workover program in the Costayaco field, and additional transportation costs related to pipeline maintenance in the fourth quarter.

Depletion, depreciation, accretion and impairment expense (“DD&A”) for the quarter ended December 31, 2010 increased by 39% to $56.3 million from $40.4 million for the same quarter in 2009. DD&A on a per barrel basis was 27% higher at $38.44 per barrel compared to $29.84 per barrel for the fourth quarter of 2009. DD&A for the year ended December 31, 2010 was $163.6 million, or $31.02 per barrel, compared to $135.9 million, or $29.35 per barrel, for the same period in 2009. The increases were mainly due to a $17.9 million write-down in the fourth quarter of 2010 related to the suspension of drilling and planned abandonment of the Valle Morado sidetrack well in Argentina.

General and administrative expenses (“G&A”) increased by 30% to $12.4 million for the quarter ended December 31, 2010 compared to $9.6 million for the same period in 2009.  On a per barrel basis, G&A expenses in the fourth quarter of 2010 increased by 20% to $8.46 per barrel compared to $7.07 per barrel in the third quarter of 2009.  G&A expenses for the year ended December 31, 2010 were $40.2 million, or $7.63 per barrel, compared to $28.8 million, or $6.22 per barrel, for the same period in 2009.

Included in the fourth quarter 2010 results is a $16.9 million foreign exchange gain compared to the $12.6 million foreign exchange gain recorded in the same quarter of 2009.  For the year ended December 31, 2010, Gran Tierra Energy recorded a $16.8 million foreign exchange loss compared to a foreign exchange loss of $19.8 million in the same period in 2009. These gains and losses are primarily unrealized exchange gains and losses arising from the translation of a deferred tax liability denominated in Colombian pesos into the U.S dollar functional currency.  The strengthening in the U.S. dollar against the Colombian peso of 6% in both the fourth quarter of 2010 and 2009 resulted in the foreign exchange gains, while a decline in the U.S. dollar of 6% in 2010 and 9% in 2009 resulted in foreign exchange losses for the years.

Net income for the fourth quarter of 2010 was $13.1 million compared to net income of $30.8 million for the same period in 2009.  On a per share basis, net income was $0.05 per share basic and $0.04 per share diluted, compared to $0.13 per share basic and $0.12 per share diluted in the fourth quarter of 2009.  For the year ended December 31, 2010, net income was $37.2 million compared to net income of $13.9 million for the same period in 2009.  Net income for the year ended December 31, 2010 was $0.15 per share basic and $0.14 per share diluted compared to net income of $0.06 per share basic and $0.05 per share diluted for the same period in 2009.

Balance Sheet Highlights:

Cash and cash equivalents were $355.4 million at December 31, 2010 as compared to $270.8 million at December 31, 2009. Working capital increased to $265.8 million at December 31, 2010, as compared to $215.2 million at December 31, 2009. Shareholders’ equity increased to $886.9 million at December 31, 2010 from $816.4 million at December 31, 2009, and Gran Tierra Energy had no outstanding long-term debt as of December 31, 2010.

Production Highlights:

Average daily consolidated light and medium crude oil production for the three months ended December 31, 2010 increased 7% to 15,792 BOPD NAR compared to 14,714 BOPD NAR for the same period of 2009.  Average daily consolidated light and medium crude oil production for the year ended December 31, 2010 increased 13% to 14,325 BOPD NAR compared to 12,662 BOPD NAR for the year ended December 31, 2009.  The increase in production is due primarily to increased production from the continued development of the Costayaco field in the Chaza Block in Colombia where Gran Tierra Energy has a 100% working interest.

Average daily Colombian production of light and medium crude oil for the three months ended December 31, 2010 increased 8% to 14,969 BOPD NAR compared to 13,836 BOPD NAR for the same period in 2009.  Average daily Colombian production of light and medium crude oil for the year ended December 31, 2010 increased 15% to 13,547 BOPD NAR compared to 11,738 BOPD NAR in 2009.

Average daily Argentine production of light and medium crude oil for the quarter ended December 31, 2010 decreased 6% to 823 BOPD NAR compared to 878 BOPD NAR for the same period in 2009.  Average daily Argentine production of light and medium crude oil for the year ended December 31, 2010 decreased 16% to 778 BOPD NAR compared to 924 BOPD NAR in 2009.

Reserve Highlights

As previously announced, externally audited proved oil reserves (as per SEC Reserves Definitions) net after royalty to Gran Tierra Energy as of December 31, 2010 increased to approximately 23.6 MMBO, a 7% increase compared to 22.1 MMBO proved reserves as of December 31, 2009.  Probable reserves are approximately 7.4 MMBO and possible reserves are approximately 16.3 MMBO.  Total 3P reserves are approximately 47.3 MMBO.

As per Canadian National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities and the reserves definitions in the Canadian Oil and Gas Evaluation Handbook, oil reserves net after royalty to Gran Tierra Energy as of December 31, 2010 are approximately 23.3 MMBO proved, 7.3 MMBO probable, and 16.2 MMBO possible. Total 3P reserves are approximately 46.8 MMBO. This compares to reserves as of December 31, 2009 of 21.4 MMBO proved, 5.4 MMBO probable and 11.1 MMBO possible, and total 3P reserves of approximately 37.9 MMBO.

2011 Work Program and Capital Expenditure Program

In December 2010, prior to the finalization and announcement of the Petrolifera Petroleum Limited (“Petrolifera”) acquisition, Gran Tierra Energy announced the details of its 2011 work program.  This work program is intended to create both growth and value in Gran Tierra Energy’s existing assets by increasing its reserves and production from exploration and development activities funded with cash and cash flow, while remaining debt free so that Gran Tierra Energy can be positioned to undertake new development opportunities and to pursue additional acquisition opportunities. Capital commitments and other exploration and development opportunities arising from the pending Petrolifera acquisition were not contemplated in the original capital program and may have an impact on the amount, allocation and timing of capital expenditures for each country.   The effect of the pending acquisition on the capital program is being assessed on an ongoing basis.

Excluding potential exploration success, production in 2011 is expected to grow to between 16,000 and 18,000 BOPD net after royalty.

Gran Tierra Energy has planned a 2011 capital spending program of $299 million for exploration and development activities in Colombia, Peru, Argentina and Brazil. Planned capital expenditures in Colombia are $148 million, $56 million in Peru, $40 million in Argentina, and $55 million in Brazil.

The following outlook represents the capital program based upon the current portfolio of Gran Tierra Energy properties.

Outlook – Colombia

The 2011 expected capital expenditure for Colombia is approximately $148 million.  Facility construction associated with ongoing development of the Moqueta field and further facility work at Costayaco is expected to be approximately $30 million.  Approximately $53 million is budgeted for seismic and $65 million for exploration and development drilling.  The drilling program includes four gross development wells and a six well exploration program including the following wells:
•	Chaza Block: Canangucho-1
•	Rumiyaco Block: Rumiyaco-1
•	Azar Block: La Vega Este-1
•	Putumayo-10 Block: 1 well
•	Piedemonte Norte Block: 1 well
•	Garibay Block: Melero-1

Outlook - Argentina

In the Valle Morado gas field, sidetrack drilling operations on the VM.x-1001 delineation well have been suspended and the wellbore will be abandoned due to a number of operational challenges that have been encountered.  Gran Tierra Energy continues to review alternatives associated with the field development.

Two development wells are budgeted for 2011 in Gran Tierra Energy’s oil producing properties to assist in maintaining current production levels, one in the Palmar Largo field and one in the Proa field.

Outlook - Peru

The 2011 expected capital expenditure for Peru is approximately $56 million, including approximately $34 million related to drilling exploration wells and approximately $19 million related to seismic.

Gran Tierra Energy has begun drilling Kanatari-1, the first exploration well in Block 128. A second exploration well, on Block 122, is planned for 2011.

Seismic studies continue in blocks 123, 124, and 129 with exploration drilling environmental impact assessments expected to be initiated in blocks 123 and 129 this year.

On approval of assignment of a 60% working interest to Gran Tierra Energy by Perupetro, Gran Tierra Energy plans to drill one exploration well on Block 95 in the fourth quarter of 2011.

Outlook - Brazil

The 2011 capital expenditure for Brazil is expected to be approximately $55 million and includes $17 million budgeted for drilling and completions and the remainder acquisition costs for the working interest ownership as described below.

Upon regulatory approval from Brazil’s Agencia Nacional de Petroleo, Gas Natural e Biocombustiveis (“ANP”), Gran Tierra Energy will become the operator and hold a 70% working interest in Blocks REC-T-129, -142, -155, and -224 in the onshore Recôncavo Basin.  The first exploration well in Block 129 is planned for the second quarter of 2011 and will be followed by up to three additional exploration wells including two wells on Block 142 and one well on Block 155.  Two development wells are also planned for an existing discovery on Block 155 that is currently producing approximately 500 BOPD gross.

Gran Tierra Energy was recently approved by the ANP as a Class B Operator, permitting Gran Tierra Energy to act as an Operator in both the onshore and in the shallow-water (water depths of less than 400 meters) offshore Brazil.  Gran Tierra Energy continues to pursue new business opportunities in both the onshore and offshore of Brazil.

Petrolifera Petroleum Ltd. Update:

Gran Tierra Energy continues to work towards the anticipated closing of the Petrolifera transaction, with a Petrolifera shareholder meeting scheduled to take place on March 17, 2011.  The successful completion of the Arrangement Agreement will be subject to the approval of at least two-thirds of Petrolifera’s shareholders present in person or by proxy at the Petrolifera shareholder meeting.  The proposed Arrangement is also subject to regulatory, stock exchange and court approvals.  The transaction is anticipated to close on March 18, 2011.

The Arrangement Agreement dated January 17, 2011 and the Information Circular dated February 14, 2011 was filed by Petrolifera and can be found on SEDAR.

Conference Call Information:

Gran Tierra Energy Inc. will host its fourth quarter and year-end 2010 results conference call on Friday, February 25, 2011, at 10:00 a.m. Eastern Standard Time (EST). Prior to the conference call, Gran Tierra Energy will release its financial results on February 24, 2011, after markets close.

President and CEO Dana Coffield, CFO Martin Eden, and COO Shane O'Leary will discuss Gran Tierra Energy’s financial and operating results for the quarter and then take questions from securities analysts and institutional shareholders.

Interested parties may access the conference call by dialing 1-866-804-6924 (domestic) or
1-857-350-1670 (international), pass code 16619797. The call will also be available via web cast at www.grantierra.com, www.streetevents.com, or www.fulldisclosure.com. The web cast will be available on Gran Tierra Energy’s website until the next earnings call.

If you are unable to participate, an audio replay of the call will be available beginning two hours after the call until 11:59 p.m. on March 3, 2011.  To access the replay dial 1-888-286-8010 (domestic) or 1-617-801-6888 (international) pass code 56032508.

Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE Amex (GTE) and the Toronto Stock Exchange (GTE), and operating in South America. Gran Tierra Energy holds interests in producing and prospective properties in Argentina, Colombia, Peru and, subject to regulatory approval, Brazil. Gran Tierra Energy has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth.

Gran Tierra Energy’s Securities and Exchange Commission filings are available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Advisories and Forward Looking Statements:

Possible reserves are those additional reserves that are less certain to be recovered than probable reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of proved plus probable plus possible reserves. The estimate of reserves for individual properties may not reflect the same confidence level as estimates of reserves for all properties, due to the effects of aggregation.

This news release contains certain forward-looking information and forward-looking statements (collectively, “forward-looking statements”) under the meaning of applicable securities laws, including Canadian Securities Administrators’ National Instrument 51-102 – Continuous Disclosure Obligations and the United States Private Securities Litigation Reform Act of 1995. The use of the words “intended”, “outlook”, “expected”, “potential”, “will” and “planned” identify these forward-looking statements. In particular, but without limiting the foregoing, this news release contains forward-looking statements regarding the potential for the pending Petrolifera transaction to significantly expand Gran Tierra Energy’s portfolio and for new venture initiatives to further complement Gran Tierra Energy’s business, Gran Tierra Energy’s 2011 capital expenditure plans, the intended effects of the 2011 capital program, and the outlook for the four countries in South America in which Gran Tierra Energy has properties. In particular, but without limiting the foregoing, this news release contains forward-looking statements regarding the completion of the Arrangement, the expected timing of the Petrolifera shareholder meeting and anticipated transaction closing time.

The forward-looking statements contained in this news release reflect several material factors and expectations and assumptions of Gran Tierra Energy including, without limitation, assumptions relating to, the accuracy of Gran Tierra Energy’s reserves estimates, the accuracy of test results, that Gran Tierra Energy will continue to conduct its operations in a manner consistent with past operations, the effects of drilling down-dip and the general continuance of current or, where applicable, assumed operational and industry conditions. Gran Tierra Energy believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

The forward-looking statements contained in this news release are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements, including, among others: Gran Tierra Energy’s operations are located in South America, and unexpected problems can arise due to guerilla activity, technical difficulties and operational difficulties which impact or delay its testing and drilling operations; the pending Petrolifera transaction is subject to closing conditions including the receipt of certain third party, regulatory and Court approvals, which, if not waived or met, could cause the transaction not to close; geographic, political and weather conditions can impede testing and drilling operations; and the risk that current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra Energy currently predicts, which could cause Gran Tierra Energy to modify its exploration activities. Although the current capital spending program of Gran Tierra Energy is based upon the current expectations of the management of Gran Tierra Energy, there may be circumstances where, for unforeseen reasons, including those relating to the acquisition of Petrolifera, a reallocation of funds may be necessary as may be determined at the discretion of Gran Tierra Energy and there can be no assurance as at the date of this press release as to how those funds may be reallocated. Should any one of a number of issues arise, Gran Tierra Energy may find it necessary to alter its current business strategy and/or capital spending program. Accordingly, readers should not place undue reliance on the forward-looking statements contained herein. Further information on potential factors that could affect Gran Tierra Energy are included in risks detailed from time to time in Gran Tierra Energy's Securities and Exchange Commission filings, including, without limitation, under the caption “Risk Factors” in Gran Tierra Energy’s Quarterly Report on Form 10-Q filed November 5, 2010. These filings are available on a Web site maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at www.sedar.com.  The forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this press release are made as of the date of this press release and Gran Tierra Energy disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities legislation.

Additional information is available on Gran Tierra Energy’s website at www.grantierra.com.

Contact Information

For investor and media inquiries please contact:
Jason Crumley
Director, Investor Relations
403-265-3221
info@grantierra.com.

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Operations and Retained Earnings (Accumulated Deficit)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

REVENUE AND OTHER INCOME
Oil and natural gas sales	$112,527	$96,023	$373,286	$262,629
Interest	140	263	1,174	1,087
	112,667	96,286	374,460	263,716
EXPENSES
Operating	20,418	15,721	59,446	40,784
Depletion, depreciation, accretion and impairment	56,335	40,397	163,573	135,863
General and administrative	12,393	9,562	40,241	28,787
Derivative financial instruments (gain) loss	-	(17)	(44)	190
Foreign exchange (gain) loss	(16,902)	(12,556)	16,838	19,797
	72,244	53,106	280,054	225,421

INCOME BEFORE INCOME TAXES	40,423	43,180	94,406	38,295
Income tax expense	(27,305)	(12,355)	(57,234)	(24,354)
NET INCOME AND COMPREHENSIVE INCOME	13,118	30,825	37,172	13,941
RETAINED EARNINGS (ACCUMULATED DEFICIT), BEGINNING OF PERIOD	44,979	(9,900)	20,925	6,984
RETAINED EARNINGS, END OF PERIOD	$58,097	$20,925	$58,097	$20,925

NET INCOME PER SHARE — BASIC	$0.05	$0.13	$0.15	$0.06
NET INCOME PER SHARE — DILUTED	$0.04	$0.12	$0.14	$0.05
WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	257,286,475	243,675,113	253,697,076	241,258,568
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	268,150,493	260,937,333	264,304,831	253,590,103

Gran Tierra Energy Inc.
Condensed Consolidated Balance Sheets
(Thousands of U.S. Dollars)

	As at December 31,
	2010	2009

ASSETS
Current Assets
Cash and cash equivalents	$355,428	$270,786
Restricted cash	250	1,630
Accounts receivable	43,035	35,639
Inventory	5,669	4,879
Taxes receivable	6,974	1,751
Prepaids	1,940	1,820
Deferred tax assets	4,852	4,252

Total Current Assets	418,148	320,757

Oil and Gas Properties (using the full cost method of accounting)
Proved	442,404	474,679
Unproved	278,753	234,889

Total Oil and Gas Properties	721,157	709,568

Other capital assets	5,867	3,175

Total Property, Plant and Equipment	727,024	712,743

Other Long Term Assets
Restricted cash	1,190	162
Deferred tax assets	-	7,218
Other long term assets	311	347
Goodwill	102,581	102,581

Total Other Long Term Assets	104,082	110,308

Total Assets	$1,249,254	$1,143,808

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$76,023	$36,786
Accrued liabilities	32,120	40,229
Derivative financial instruments	-	44
Taxes payable	43,832	28,087
Asset retirement obligation	338	450

Total Current Liabilities	152,313	105,596

Long Term Liabilities
Deferred tax liability	204,570	216,625
Deferred remittance tax and other	1,036	903
Asset retirement obligation	4,469	4,258

Total Long Term Liabilities	210,075	221,786

Shareholders’ Equity
Common shares	4,797	1,431
(240,440,830 and 219,459,361 common shares and 17,681,123 and 24,639,513 exchangeable shares, par value $0.001 per share, issued and outstanding as at December 31, 2010 and 2009 respectively)
Additional paid in capital	821,781	766,963
Warrants	2,191	27,107
Retained earnings	58,097	20,925

Total Shareholders’ Equity	886,866	816,426

Total Liabilities and Shareholders’ Equity	$1,249,954	$1,143,808

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Cash Flows
(Thousands of U.S. Dollars)

	Three Months Ended December 31		Year Ended December 31
	2010	2009	2010	2009

Operating Activities
Net income	$13,118	$30,825	$37,172	$13,941
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, accretion and impairment	56,335	40,397	163,573	135,863
Deferred taxes	7,936	(9,705)	(20,090)	(15,355)
Stock based compensation	2,601	1,826	8,025	5,309
Unrealized (gain) loss on financial instruments	-	(17)	(44)	277
Unrealized foreign exchange (gain) loss	(12,350)	(13,486)	14,786	19,496
Settlement of asset retirement obligations	(23)	-	(286)	(52)
Net changes in non-cash working capital	-	-
Accounts receivable	29,872	40,707	(5,323)	(27,926)
Inventory	(1,222)	(1,563)	(1,221)	(1,849)
Prepaids	(130)	(819)	(120)	(717)
Accounts payable and accrued liabilities	5,190	30,374	(3,212)	36,875
Taxes receivable and payable	1,067	11,887	10,522	(409)

Net cash provided by operating activities	102,394	130,426	203,782	165,453

Investing Activities
Restricted cash	(304)	100	352	(1,792)
Additions to property, plant and equipment	(63,345)	(15,337)	(152,299)	(80,932)
Proceeds from disposition of oil and gas property	6,386	600	7,986	5,400
Long term assets and liabilities	8	720	36	968

Net cash used in investing activities	(57,255)	(13,917)	(143,925)	(76,356)

Financing Activities
Proceeds from issuance of common stock	1,893	2,678	24,785	4,935

Net cash provided by financing activities	1,893	2,678	24,785	4,935

Net increase in cash and cash equivalents	47,032	119,187	84,642	94,032
Cash and cash equivalents, beginning of period	308,396	151,599	270,786	176,754

Cash and cash equivalents, end of period	$355,428	$270,786	$355,428	$270,786

Cash	$272,151	$182,197	$272,151	$182,197
Term deposits	83,277	88,589	83,277	88,589
Cash and cash equivalents, end of period	$355,428	$270,786	$355,428	$270,786

Supplemental cash flow disclosures:
Cash paid for taxes	$7,064	$3,631	$49,088	$31,527
Non-cash investing activities:
Non-cash working capital related to property, plant and equipment	$48,640	$17,972	$48,640	$17,972